Exhibit 99.1

For Immediate Release

Red Robin Gourmet Burgers Announces Management Addition

Annita Menogan Joins Casual Dining Company

as Vice President and General Counsel

GREENWOOD VILLAGE, Colo., January 11, 2006— Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that Annita Menogan has been appointed Vice President and General Counsel. This is a new addition to Red Robin’s management team.

“We are excited to welcome Annita to Red Robin and look forward to benefiting from her well-established credentials and experience in corporate law. Through a variety of leadership roles, Annita has honed the necessary skills to manage and enhance our legal team. As we continue to grow our concept nationwide, we are gratified to be adding such a qualified leader to our management team, and are confident Annita will be outstanding in her new role,” said Dennis Mullen, Red Robin chairman and CEO.

Ms. Menogan has 22 years of experience in corporate law in the areas of general counsel, and securities and mergers and acquisitions both as in-house and outside counsel. She was most recently the vice president, secretary and deputy general counsel for Molson Coors Brewing Company in Denver and Montreal, Quebec. Prior to that, she served as a partner in the law firm of Dorsey & Whitney, a global firm based in Minneapolis, with expertise in mergers and acquisitions, and general corporate and securities practice. Ms. Menogan has held leadership positions with several Colorado legal and community organizations.

She holds a law degree from the University of Denver and a bachelor’s of fine arts degree from the Academy of Art College in San Francisco.

About Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB)

Red Robin Gourmet Burgers (www.redrobin.com) founded in 1969, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. Red Robin® restaurants serve gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology ® specialty beverages. There are more than 300 Red Robin® restaurant locations across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

The references in this press release to our plan to grow the Red Robin concept nationwide and to the expected contributions of our new officers are forward-looking statements. All forward-looking statements included in this press release are based on information available to us on the date hereof and speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the continued service of key management personnel; our ability to attract, motivate and retain qualified team members; and other risk factors described from time to time in SEC reports filed by Red Robin.

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